Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Dana Yacyk Corporate Communications mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS;

REAFFIRMS 2024 OUTLOOK

●   Total Sales Decreased 2.8%; Comparable Sales Decreased 1.8%

●   Global Foot Locker and Kids Foot Locker Comparable Sales Increased 1.1%

●   EPS of $0.09 and Non-GAAP EPS of $0.22

●   Inventory Decreased 5.6% Year-over-Year

●   Reaffirms First-Half and Full-Year 2024 Non-GAAP EPS Outlook

NEW YORK, NY, May 30, 2024 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended May 4, 2024.

Mary Dillon, President and Chief Executive Officer, said, “We had a solid start to the year, which demonstrates that our Lace Up Plan is working. We delivered comparable sales results and gross margin in line with our expectations, while earnings per share outperformed due to disciplined expense management and some favorable shifts in expense timing. Importantly, we are well-positioned with fresh assortments as we approach the summer and Back-to-School seasons, and we are pleased to be reaffirming our full-year outlook.”

Ms. Dillon continued, “Through our Lace Up Plan, we are strengthening our brand partnerships, enhancing customer engagement through digital and loyalty investments, and solidifying our position at the intersection of basketball and sneaker culture. In stores, we are elevating the customer experience through store refreshes and our newly unveiled retail concept, which recently opened in Wayne, New Jersey, with four more locations opening this year. The upcoming launch of our reimagined FLX Rewards program in the U.S. in the second quarter will further strengthen our demand flywheel as we evolve into a modern, omni-channel retailer. I remain confident that the Lace Up Plan is positioning the Company for sustainable growth and shareholder value creation.”

First Quarter Results

●	Total sales decreased by 2.8%, to $1,874 million, as compared with sales of $1,927 million in the first quarter of 2023. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter decreased by 2.4%.

●

Comparable sales decreased by 1.8%, including a 220 basis-point impact from the continued repositioning of the Champs Sports banner. Global Foot Locker and Kids Foot Locker comparable sales increased 1.1%.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin declined by 120 basis points as compared with the prior-year period, with markdowns sequentially moderating compared to the fourth quarter of 2023, partially offset by occupancy leverage.

●	SG&A as a percentage of sales increased by 220 basis points compared with the prior-year period, with investments in technology and brand-building as well as higher inflation, partially offset by savings from the cost optimization program, ongoing expense discipline, and a shift in the timing of expenses into the second quarter from the first quarter of 2024.

●

First quarter net income was $8 million, as compared with net income of $36 million in the corresponding prior-year period. On a Non-GAAP basis, net income was $21 million, as compared with $66 million in the corresponding prior-year period.

●

First quarter earnings per share were $0.09, as compared with earnings per share of $0.38 in the first quarter of 2023. Non-GAAP earnings per share decreased to $0.22 in the first quarter, as compared with $0.70 in the corresponding prior-year period.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company’s cash and cash equivalents totaled $282 million, while total debt was $446 million.

As of May 4, 2024, the Company’s merchandise inventories were $1.7 billion, 5.6% lower than at the end of the first quarter last year. Excluding the effect of foreign currency fluctuations, merchandise inventories decreased by 4.9% as compared with the first quarter of last year.

Store Base Update

During the first quarter, the Company opened 4 new stores and closed 37 stores. Also during the quarter, the Company remodeled or relocated 16 stores and updated 13 stores to our current design standards, which incorporate key elements of our current brand design specifications.

As of May 4, 2024, the Company operated 2,490 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 206 franchised stores were operating in the Middle East and Asia.

Reaffirming 2024 Financial Outlook

The Company’s full year 2024 outlook, representing the 52 weeks ending February 1, 2025, is summarized in the table below.

The full-year Non-GAAP EPS guidance of $1.50-$1.70 includes an approximate $0.10 non-recurring charge in the second quarter of 2024 from the anticipated rollout to the rest of North America of the Company’s enhanced FLX loyalty program. This charge is anticipated as loyalty points will be converted into additional benefits for the Company’s customers.

Metric	Full Year 2024 Guidance	Commentary
Sales Change	-1.0% to +1.0%	~1% annual headwind from lapping 53rd week in 2023
Comparable Sales Change	+1.0 to +3.0%
Store Count Change	Down ~4%
Square Footage Change	Down ~1%
Licensing Revenue	~$17 million
Gross Margin	29.8% to 30.0%	Lower markdowns year-on-year
SG&A Rate	24.4% to 24.6%	Ongoing investment spending
D&A	$210 to $215 million
EBIT Margin	2.8% to 3.2%
Net Interest	~$12 million
Non-GAAP Tax Rate	35.0%-36.0%
Non-GAAP EPS	$1.50-$1.70
Adj. Capital Expenditures*	$345 million

* Adjusted Capex includes capitalized Technology expense

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking EBIT, capital expenditures, and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. ET today, May 30, 2024, to review its first quarter 2024 results and provide an update on the business. An investor presentation will be available on the Investor Relations section of the Company’s corporate website before the start of the conference call. The call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call will be accessible approximately one hour following the end of the call through June 12, 2024, by calling 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, and 1-412-317-0088 internationally with passcode 3031102. A webcast replay will also be available at footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended February 3, 2024, filed on March 28, 2024. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended May 4, 2024 and April 29, 2023

(In millions, except per share amounts)

	First Quarter
	2024	2023
Sales	$1,874	$1,927
Licensing revenue	5	4
Total revenue	1,879	1,931

Cost of sales	1,335	1,349
Selling, general and administrative expenses	461	431
Depreciation and amortization	51	51
Impairment and other	14	39
Income from operations	18	61

Interest expense, net	(1)	(1)
Other income / (expense), net	(4)	(3)
Income before income taxes	13	57
Income tax expense	5	21
Net income	$8	$36

Diluted earnings per share	$0.09	$0.38
Weighted-average diluted shares outstanding	95.3	95.1

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in allowing a more direct comparison of our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Non-GAAP Reconciliation

(unaudited)

Periods ended May 4, 2024 and April 29, 2023

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2024	2023
Pre-tax income:
Income before income taxes	$13	$57
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	14	39
Other income / expense (2)	2	1
Adjusted income before income taxes (non-GAAP)	$29	$97

After-tax income:
Net income	$8	$36
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $3, and $6 million, respectively (1)	11	33
Other income / expense, net of income tax expense of $-, and $- million, respectively (2)	2	1
Tax reserves benefit (3)	—	(4)
Adjusted net income (non-GAAP)	$21	$66

	First Quarter
	2024	2023
Earnings per share:
Diluted earnings per share	$0.09	$0.38
Diluted EPS amounts excluded from GAAP:
Impairment and other (1)	0.11	0.36
Other income / expense (2)	0.02	—
Tax reserves benefit (3)	—	(0.04)
Adjusted diluted earnings per share (non-GAAP)	$0.22	$0.70

Notes on Non-GAAP Adjustments:

(1)

For the first quarter of 2024, impairment and other included a loss accrual for legal claims of $7 million and a $7 million impairment of long-lived assets and right-of-use assets related to the Company's decision to no longer operate, and to sublease, one of its larger unprofitable stores in Europe.

For the first quarter of 2023, impairment and other included transformation consulting expense of $19 million, impairment charges of $18 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, and $2 million of reorganizations costs, primarily related the closure of a North American distribution center, and other costs associated with the closures of the Sidestep banner and certain Foot Locker Asia stores.

(2)	For the first quarters of 2024 and 2023, other income / expense consisted of $2 million and $1 million, respectively, of our share of losses related to equity method investments.

(3)	In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release.

Sales by Banner

(unaudited)

Periods ended May 4, 2024 and April 29, 2023

(In millions)

	First Quarter
	2024	2023	Constant Currencies	Comparable Sales
Foot Locker	$759	$744	2.0%	0.8%
Champs Sports	267	328	(18.6)	(13.4)
Kids Foot Locker	183	167	9.6	6.4
WSS	160	150	6.7	(5.8)
North America	1,369	1,389	(1.4)	(2.5)
Foot Locker	394	379	3.7	1.6
Sidestep	—	14	(100.0)	n.m.
EMEA	394	393	—	1.6
Foot Locker	72	98	(23.5)	(8.7)
atmos	39	47	(6.4)	0.3
Asia Pacific	111	145	(17.9)	(5.5)
Total	$1,874	$1,927	(2.4)%	(1.8)%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	May 4,	April 29,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$282	$313
Merchandise inventories	1,659	1,758
Other current assets	414	326
	2,355	2,397
Property and equipment, net	910	901
Operating lease right-of-use assets	2,175	2,331
Deferred taxes	114	94
Goodwill	760	781
Other intangible assets, net	392	421
Minority investments	150	629
Other assets	91	89
	$6,947	$7,643

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$515	$474
Accrued and other liabilities	389	447
Current portion of long-term debt and obligations under finance leases	5	6
Current portion of lease obligations	496	533
	1,405	1,460
Long-term debt and obligations under finance leases	441	445
Long-term lease obligations	1,984	2,132
Other liabilities	231	323
Total liabilities	4,061	4,360
Total shareholders' equity	2,886	3,283
	$6,947	$7,643

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Thirteen weeks ended
	May 4,	April 29,
($ in millions)	2024	2023
From operating activities:
Net income	$8	$36
Adjustments to reconcile net income to net cash from operating activities:
Non-cash impairment and other	7	18
Depreciation and amortization	51	51
Deferred income taxes	(5)	(4)
Share-based compensation expense	6	2
Change in assets and liabilities:
Merchandise inventories	(158)	(117)
Accounts payable	151	(16)
Accrued and other liabilities	(3)	(87)
Other, net	1	(1)
Net cash provided by (used in) operating activities	58	(118)
From investing activities:
Capital expenditures	(76)	(59)
Net cash used in investing activities	(76)	(59)
From financing activities:
Dividends paid on common stock	—	(38)
Shares of common stock repurchased to satisfy tax withholding obligations	(4)	(10)
Payment of obligations under finance leases	(2)	(2)
Proceeds from exercise of stock options	5	4
Net cash used in financing activities	(1)	(46)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	2	—
Net change in cash, cash equivalents, and restricted cash	(17)	(223)
Cash, cash equivalents, and restricted cash at beginning of year	334	582
Cash, cash equivalents, and restricted cash at end of period	$317	$359

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			May 4,	Relocations/
	2024	Opened	Closed	2024	Remodels
Foot Locker U.S.	723	—	12	711	4
Foot Locker Canada	85	—	1	84	—
Champs Sports	404	—	9	395	—
Kids Foot Locker	390	1	6	385	3
WSS	141	—	—	141	—
Footaction	1	—	—	1	—
North America	1,744	1	28	1,717	7
Foot Locker Europe (1)	637	3	9	631	16
EMEA	637	3	9	631	16
Foot Locker Pacific	98	—	—	98	4
Foot Locker Asia	13	—	—	13	—
atmos	31	—	—	31	2
Asia Pacific	142	—	—	142	6
Total	2,523	4	37	2,490	29

Selling and gross square footage are as follows:

	April 29, 2023		May 4, 2024
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,351	4,025	2,386	4,049
Foot Locker Canada	251	413	257	423
Champs Sports	1,775	2,784	1,508	2,373
Kids Foot Locker	752	1,262	776	1,295
WSS	1,235	1,479	1,458	1,757
Footaction	6	11	3	6
North America	6,370	9,974	6,388	9,903
Foot Locker Europe (1)	1,155	2,372	1,210	2,459
Sidestep	93	179	-	-
EMEA	1,248	2,551	1,210	2,459
Foot Locker Pacific	216	331	246	371
Foot Locker Asia	126	233	52	98
atmos	36	62	28	48
Asia Pacific	378	626	326	517
Total	7,996	13,151	7,924	12,879

(1) Includes 13 and 10 Kids Foot Locker stores, and the related square footage, operating in Europe for February 3, 2024 and May 4, 2024, respectively.